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                                                                   EXHIBIT 10.14



                         MANAGEMENT CONTINUITY AGREEMENT

        This Management Continuity Agreement (the "Agreement") is made and entered into effect as of April 6, 1998, by and between _____________ (the "Employee") and Laserscope, a California corporation (the "Company").

RECITALS

        A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B. The Board believe that it is in the best interest of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment with the Company.

        C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee's employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

        D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

        E.     Certain capitalized terms used in the Agreement are defined in
               Section 4 below.

               In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

               1. At-Will Employment: The Company and the employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (I) the date that all obligations of the parties hereunder have been satisfied, (ii) two years after the new effective date, or (iii) twenty-four
                  (24) months after a Change of



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                  Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

               2. Change of Control/Stock Options. Immediately upon the
                  effective date of the Change of Control, each stock option granted for the Company's securities held by the Employee shall become immediately vested and shall be exercisable in full in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. Upon the immediate vesting of such stock options, the Employee will have the right (subject to any limitations imposed by Section 16 of the Securities Exchange Act of 1934 or other applicable securities laws and the California Corporations Code and only to the extent permitted by the terms of the applicable option plan) to deliver a promissory note with a two (2) year term, at the prime rate of interest determined as of the date of payment of the exercise price for such options. The delivered note will be non-recourse, and the Company or its successor will look solely to the pledged shares for repayment.

               3.  Severance Benefits

                  (a) Termination Following A Change of Control. Subject to
                      Section 5 below, if the Employee's employment with the Company is terminated at any time within 24 months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

                      (i) Voluntary Resignation. If the Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below) or if the Company terminates the Employee's employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

                      (ii) Involuntary Termination. If the Employee's employment is terminated within 12 months of the Change of Control as a result of Involuntary Termination other than for Cause, the Employee shall be entitled to receive 12 months severance payments (the "Severance Period") from the date of the Employee's termination. If the Employee's employment is terminated after 12 months but within 24 months after the Change of Control, the Employee shall be entitled to receive 9 months severance payments (the "Severance Period") from the date of the Employee's termination. The Employee's severance payments shall be equal to the salary which the Employee was receiving immediately prior to the Change of Control plus a 25% bonus for Executive Committee members and 45% for the CEO shall be paid during the Severance Period in accordance with the Company's standard payroll practices or, at



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                             the Employee's election, shall be paid to the
                             Employee in lump sum within ten (10) days of the Employee's termination date. Such election shall not affect the length of the Severance Period nor the provision of benefits within the Severance Period. In addition, during the Severance Period, the Employee shall be provided with benefits substantially identical to those to which the Employee was entitled immediately prior to the Change of Control.

                      (iii) Involuntary Termination for Cause. If the Employee's employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then existing benefits plans and policies in effect on the date of termination.

                  (b) Termination Apart from Change of Control. In the event the
                      Employee's employment terminates for any reason prior to the Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement. The Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

               4. Definition of Terms. The following terms referred to in this
                  Agreement shall have the following meanings:

                  (a) Change of Control. "Change of Control" shall mean the
                      occurrence of any of the following events:

                      (i) Ownership. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board of Directors of the Company; or

                      (ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                      (iii) Change in Board Composition. A change in the composition of the Board of Directors of the Company, as a result of which fewer than



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                             a majority of the directors are Incumbent
                             Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of April 4, 1996, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                  (b) Cause. "Cause" shall mean (i) material breach of any
                      material terms of this Agreement, (ii) conviction of a felony, (iii) fraud, (iv) repeated unexplained or unjustified absence, (v) willful breach of fiduciary duty under applicable laws, this Agreement or Company policies first in effect prior to the occurrence of a Change in Control or (vi) gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries.

                  (c) Involuntary Termination. "Involuntary Termination" will include the Employee's voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction in job responsibilities inconsistent with the Employee's position with the Company and the Employee's prior responsibilities, i.e., parent company versus subsidiary level or type responsibility, or (ii) relocation to a facility or location more than 50 miles from the Company's current location, or (iii) reduction in salary.

               5. Limitation on Payments.To the extent that any of the payments or benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee's "base amount" as defined in Section 280G (b)(3) of the Code.

               6. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement n the same manner and to the same extent as the company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee's rights hereunder shall insure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.



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               7. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               8.  Miscellaneous Provisions.

                  (a) No Duty to Mitigate.The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                  (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver, or discharge is agreed to in writing and signed bye the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Whole Agreement. No agreements, representations or
                      understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

                  (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of law provisions.

                  (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.



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                  (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in a court having jurisdiction. Punitive damages shall not be awarded.

                  (g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

                  (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

                  (i) Employment Taxes. All payments made pursuant to this
                      Agreement will be subject to withholding of applicable income and employment taxes.

                  (j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of the assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

                  (k) Counterparts. This Agreement may be executed in
                      counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

LASERSCOPE

By: _________________________                    By:__________________________
    (Title)                                         (Employee)







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